EXHIBIT 16.0

May 4, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in the section titled "EXPERTS" of Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (Registration Statement No. 333-123581) of Heritage Financial Group filed on or about May 5, 2005, as contained in the third, fourth, and sixth sentences in the "EXPERTS" section. We are in agreement with the referenced sentences.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Oak Brook, Illinois

cc:	Mr. Joseph C. Burger, Jr.
Audit Committee Chairman
Heritage Financial Group